IRONWOOD MULTI-STRATEGY FUND LLC
One Market Plaza, Steuart Tower
Suite 2500
San Francisco, California 94105

OFFER TO PURCHASE UNITS
DATED AUGUST 28, 2017

LETTERS OF TRANSMITTAL MUST BE RECEIVED BY BANK OF NEW YORK MELLON
BY THE APPLICABLE DEADLINE

THE OFFER WILL EXPIRE AT THE FOLLOWING DATES AND TIMES:
•	11:59 P.M., EASTERN DAYLIGHT TIME, ON SEPTEMBER 27, 2017 IN THE CASE OF TENDERS FOR CASH
•	11:59 P.M., EASTERN DAYLIGHT TIME ON DECEMBER 15, 2017 IN THE CASE OF TENDERS FOR MASTER FUND UNITS

To the Members of Ironwood Multi-Strategy Fund LLC:

Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company that is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company (the “Feeder Fund”), is offering to repurchase a portion of its units of limited liability company interest (the “Units”) and will do so either for cash or in exchange for units of limited liability company interest of Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund Units”) on the terms and conditions set out in this offer to purchase (this “Offer to Purchase” or the “Offer”) and the applicable Letter(s) of Transmittal as of December 31, 2017 (the “Repurchase Date”) from the members of the Feeder Fund (the “Members”).

In determining the number of Units that can be repurchased for cash, the structure of this Offer generally is intended to treat Members as if they were direct members of Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund”) and subject to the Master Fund’s corresponding repurchase offer also dated August 28, 2017 (the “Master Fund Offer”).  The Master Fund Offer is for approximately 20% of the Master Fund Units outstanding as of the Repurchase Date.

As of July 31, 2017, the Feeder Fund held approximately 58.49% of the Master Fund Units, which means that if no other Master Fund members tender their units in the Master Fund Offer (and assuming hypothetically that the portion of the Master Fund Units held by the Feeder Fund remains constant through to December 31, 2017), the Feeder Fund would be able to repurchase for cash under this Offer approximately 34.27% of its Units outstanding.  Conversely, if Master Fund members, including the Feeder Fund, tender their units to the maximum extent permitted under the Master Fund Offer, the Feeder Fund would be able to repurchase for cash approximately 20% of its Units outstanding.  The actual percentage of Units available for repurchase for cash under this Offer will vary but is expected generally to be within this range.  In addition to the cash repurchase option, the Feeder Fund is offering to repurchase up to 20% of its Units in exchange for Master Fund units.

The Offer for cash is being made pursuant to tenders by Members at a price equal to the net asset value of the Units as of the Repurchase Date, less any Early Repurchase Fee (defined below) due to the Feeder Fund in connection with the repurchase. Units exchanged for Master Fund Units will be exchanged on the basis of their relative net asset value as of the Repurchase Date, meaning that a Member tendering Units in exchange for Master Fund Units will receive Master Fund Units equal in value to the Member’s Units repurchased by the Feeder Fund as of the Repurchase Date (please note that while the value will be the same, the number of Master Fund Units that a Member will receive will differ from the number of repurchased Units).

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Units tendered for cash will be subject to the Early Repurchase Fee if they have been held by the selling Member for less than one year as of the Repurchase Date. The “Early Repurchase Fee” is equal to 5.00% of the value of the Units repurchased by the Feeder Fund, which is payable to the Feeder Fund.  The Early Repurchase Fee will be waived with respect to Units exchanged for Master Fund Units and a Member will be credited for the holding period of such Units when calculating any early repurchase fee that otherwise might be charged by the Master Fund in a subsequent tender of the relevant Master Fund Units.

Members that desire to tender Units for a cash repurchase must do so by 11:59 p.m., Eastern Daylight Time, on September 27, 2017 (the “Cash Offer Acceptance Deadline”).  Members that desire to tender Units in exchange for Master Fund Units must do so by 11:59 p.m., Eastern Daylight Time on December 15, 2017 (the “Exchange Offer Acceptance Deadline”).  The earlier deadline for a cash repurchase reflects the fact that interests in Underlying Funds (as defined below in Section 8) held by the Master Fund generally will need to be liquidated to accommodate a cash repurchase.

Responses to the repurchase notice (each, an “Offer Acceptance”) received by the Feeder Fund or its designated agent after the Cash Offer Acceptance Deadline in the case of tenders for cash and after the Exchange Offer Acceptance Deadline in the case of tenders for Master Fund Units will be void.  The Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below.

There is no established trading market for the Units, and any transfer of Units is strictly limited by the terms of the Feeder Fund’s prospectus dated August 31, 2016 (as it may be amended, modified or otherwise supplemented from time to time, the “Prospectus”) and the Feeder Fund’s Third Amended and Restated Limited Liability Company Agreement dated March 11, 2015 (as it may be amended from time to time, the “LLC Agreement”).

Members should note that the value of the Units tendered in the Offer is expected to change between July 31, 2017 (the last time prior to the date of this filing as of which the Fund’s net asset value was calculated) and the Repurchase Date, the date as of which the value of the Units tendered to the Feeder Fund for repurchase will be determined.  Members tendering their Units should also note that they will remain Members in the Feeder Fund, with respect to the Units tendered and accepted for repurchase by the Feeder Fund, through the Repurchase Date.  Members desiring to obtain the estimated net asset value of their Units may contact Ironwood Capital Management (“Ironwood”) at (415) 777-2400 or at the address listed on the first page of the Letters of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Daylight Time).

Members desiring to tender all or a portion of their Units in accordance with the terms of the Offer should complete and sign applicable Letter(s) of Transmittal enclosed with this Offer to Purchase and send or deliver it to Ironwood in the manner set out below.

Important

None of the Feeder Fund, Ironwood or the Feeder Fund’s Board of Directors (the “Board”) makes any recommendation to any Member whether to tender or refrain from tendering Units.  Members must make their own decisions whether to tender Units, and, if they choose to do so, the portion of their Units to tender.

Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Feeder Fund as to whether Members should tender Units pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letters of Transmittal.  If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Feeder Fund, Ironwood, or the Feeder Fund’s Board.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

POST OFFICE BOX ADDRESS:
Ironwood Multi-Strategy Fund LLC
c/o BNY Mellon TA Alternative Investment Funds
P.O. Box 9687
Providence, RI  02940-9973

PHONE:   (888) 999-2678
EMAIL:  Ironwoodtenders@bnymellon.com
OVERNIGHT ADDRESS: Ironwood Multi-Strategy Fund LLC c/o BNY Mellon TA Alternative Investment Funds 4400 Computer Drive Westborough, MA 01581

TABLE OF CONTENTS

1.	Summary Term Sheet.	1
2.	Background and Purpose of the Offer.	5
3.	Offer to Purchase and Price.	6
4.	Amount of Tender.	6
5.	Procedure For Tenders.	7
6.	Purchases and Payment.	7
7.	Certain Conditions of the Offer.	9
8.	Certain Information About the Feeder Fund.	9
9.	Certain U.S. Federal Income Tax Consequences.	10
10.	Miscellaneous.	12

1.	SUMMARY TERM SHEET.

This Summary Term Sheet highlights certain information concerning the Offer.  To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the applicable Letter(s) of Transmittal.  Section references are to this Offer to Purchase.

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Ironwood Multi-Strategy Fund LLC is a Delaware limited liability company that is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company (the “Feeder Fund”).  The Feeder Fund invests substantially all of its assets in limited liability company units issued by Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund”), which is also a Delaware limited liability company that is registered under the 1940 Act as a closed-end, non-diversified, management investment company.  The Feeder Fund is offering to repurchase a portion of its Units and will do so for either cash or in an exchange of Units for the underlying Master Fund Units held by the Feeder Fund (the “Offer”).  As described below, the cash component of the Offer is limited by reference to the Master Fund’s corresponding repurchase offer also dated August 28, 2017 (the “Master Fund Offer”).   The offer to repurchase Units in exchange for Master Fund Units is for up to 20% of the Units.

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The Offer is on the terms and conditions set out in this Offer to Purchase and the applicable Letter(s) of Transmittal as of December 31, 2017 (the “Repurchase Date”) from the members of the Feeder Fund (the “Members”).  As used in this Offer to Purchase, the term “Units” refers to units of limited liability company interest of the Feeder Fund, and “Master Fund Units” refers to units of limited liability company interest of the Master Fund.

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In determining the number of Units that can be repurchased for cash, the structure of this Offer generally is intended to treat Members as if they were direct members of the Master Fund and subject to the Master Fund Offer.  The Master Fund Offer is for approximately 20% of the Master Fund Units outstanding as of the Repurchase Date.  As of July 31, 2017, the Feeder Fund held approximately 58.49% of the Master Fund Units, which means that if no other Master Fund members tender their units in the Master Fund Offer (and assuming hypothetically that the portion of the Master Fund Units held by the Feeder Fund remains constant through to December 31, 2017), the Feeder Fund would be able to repurchase for cash under this Offer approximately 34.27% of its Units outstanding.  Conversely, if Master Fund members, including the Feeder Fund, tender their units to the maximum extent permitted under the Master Fund Offer, the Feeder Fund would be able to repurchase for cash approximately 20% of its Units outstanding.  The actual percentage of Units available for repurchase for cash under this Offer will vary but is expected generally to be within this range.

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The price to be paid for Units repurchased for cash will be the net asset value per Unit calculated as of the Repurchase Date, less any Early Repurchase Fee (as defined below) due to the Feeder Fund in connection with the repurchase.  Units exchanged for Master Fund Units will be exchanged on the basis of their relative net asset value as of the Repurchase Date, meaning that a Member tendering Units in exchange for Master Fund Units will receive Master Fund Units equal in value to the Member’s Units repurchased by the Feeder Fund as of the Repurchase Date (please note that while the value will be the same, the number of Master Fund Units that a Member will receive will differ from the number of repurchased Units).

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A prospectus for the Master Fund accompanies this Offer and should be reviewed carefully by a Member interested in exchanging Units for Master Fund Units.  It is anticipated that Members tendering for Master Fund Units generally will be those investing through a “fee-based” account with their broker, investment adviser, financial adviser or other financial intermediary (which typically means the intermediary does not require a sales load, servicing fee or other compensation from the Master Fund or its investment adviser).  Please note that not all Members will have financial intermediaries with the necessary relationships with the Master Fund to permit their customer accounts to hold Master Fund Units. Audited financial statements for the Master Fund’s fiscal year ended April 30, 2017 are on file with the SEC on Form N-CSR dated July 7, 2017 and are available on request.

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Members that desire to tender Units for a cash repurchase must do so by 11:59 p.m., Eastern Daylight Time on September 27, 2017 (the “Cash Offer Acceptance Deadline”).  Members that desire to tender Units in exchange for Master Fund Units must do so by 11:59 p.m., Eastern Daylight Time on December 15, 2017 (the “Exchange Offer Acceptance Deadline”).  The earlier deadline for a cash repurchase reflects the fact that interests in Underlying Funds (as defined below in Item 3) held by the Master Fund generally will need to be liquidated to accommodate a cash repurchase.  Responses to the repurchase notice (each, an “Offer Acceptance”) received by the Feeder Fund or its designated agent after the Cash Offer Acceptance Deadline in the case of tenders for cash and after the Exchange Offer Acceptance Deadline in the case of tenders for Master Fund Units will be void. All determinations as to the receipt of notices from Members relating to the tender of Units including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Feeder Fund or its designated agent, and any such determination will be final.

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A Member may tender all its Units or a portion of its Units; however, a Member who tenders some, but not all, of the Member’s Units as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000.  Members that tender in exchange for Master Fund Units must do so with respect to all of their Units that are not tendered for cash.  The Feeder Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

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The Feeder Fund may suspend or postpone this Offer in limited circumstances and only by a vote of a majority of the Board of Directors of the Feeder Fund (the “Board”), including a majority of the independent directors of the Board (each, an “Independent Director”).  These circumstances may include the following:  (i) a period during which an emergency exists as a result of which it is not reasonably practicable for the Feeder Fund to liquidate securities it owns or to determine the value of the Feeder Fund’s net assets; (ii) for any other periods that the SEC permits by order; or (iii) other unusual circumstances as the Board determines, in compliance with applicable laws, it is in the best interest of the Feeder Fund, the Master Fund, the Members or the members of the Master Fund to suspend or postpone the Offer.  Suspension or postponement might apply to either the cash or exchange components of this Offer or both.

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A Member who tenders for repurchase the Member’s Units as of the Repurchase Date will be subject to a fee of 5.00% of the value of the Units repurchased by the Feeder Fund, payable to the Feeder Fund (an “Early Repurchase Fee”) if the Units have been held by the Member for less than one year as of the Repurchase Date.  The Early Repurchase Fee will be waived with respect to Units exchanged for Master Fund Units and a Member will be credited for the holding period of such Units when calculating any early repurchase fee that otherwise might be charged by the Master Fund in a subsequent tender of the relevant Master Fund Units.

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Members who tender for a cash repurchase less than 95% of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of the Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee.  Promptly after the Repurchase Date, each tendering Member will be given a letter confirming acceptance of the tender with its promissory note held at the Fund until the Member requests to have it sent to them.

The Member can request to be sent its non-interest bearing, non-transferable note, which is issued by the Feeder Fund and entitles the Member to be paid an amount equal to 100% of the unaudited net asset value of the Member’s repurchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less the applicable Early Repurchase Fee. The note will entitle the Member to be paid upon the later of (i) 30 calendar days after the Repurchase Date and (ii) if the Master Fund has requested withdrawals of capital or redemptions of interests from any Underlying Funds in order to fund the repurchase, 10 business days after the Master Fund has received at least 90% of the aggregate amount withdrawn or redeemed from such Underlying Funds (the “Payment Date”).

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Members who tender for a cash repurchase 95% or more of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of the Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee.  Payment will be in the form of: (i) cash or a non-interest bearing, non-transferrable promissory note issued by the Feeder Fund in an amount equal to 95% of the estimated unaudited net asset value of a Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less any Early Repurchase Fee (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a non-interest bearing, non-transferable promissory note issued by the Feeder Fund entitling the Member to up to the remaining 5% of the estimated unaudited net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of the date to the Member’s Units) (as adjusted (if at all) in accordance with the next paragraph, the “Subsequent Payment”).

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For a cash repurchase, following the later of:  (i)  120 calendar days after the Repurchase Date; or (ii) any longer period the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment may be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less any applicable Early Repurchase Fee.  That Subsequent Payment (adjusted as needed) will then be paid to the Member.

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Cash payments for repurchased Units may be further delayed under circumstances where the Master Fund has determined to redeem its interests in Underlying Funds to make such payments, but has experienced unusual delays in receiving payments from the Underlying Funds.

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The Board in its discretion, but giving due regard to the interests of the remaining Members, may determine to make a cash payment in satisfaction of a repurchase at earlier dates than those otherwise listed here.

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In settling a cash repurchase, the Board in its discretion may pay repurchase proceeds, in whole or in part, in underlying securities to be obtained from the Master Fund’s investment portfolio of equivalent value to the repurchase proceeds owed.  The Feeder Fund does not expect that it will distribute such securities as payment for repurchased Units except in unusual circumstances, such as in the unlikely event that: (i) making a cash payment would result in a material adverse effect on the Feeder Fund or on Members not requesting that their Units be repurchased; or (ii) the Master Fund has received distributions from Underlying Funds in the form of securities that are able to be transferred to the Members.  In the event that the Feeder Fund makes a distribution of underlying securities as payment for Units, Members will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of the securities.

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As noted previously, a Member tendering Units in exchange for Master Fund Units will receive Master Fund Units valued as of the Repurchase Date in an amount equal to the value of the Member’s Units repurchased by the Feeder Fund as of the same date.  The payment of Master Fund Units to the Member will occur promptly upon confirmation of the relative net asset values of the Units and the Master Fund Units, which is expected to be in January 2018.  Between the Repurchase Date and such payment date, the Member will hold a letter confirming acceptance of the tender with its promissory note held at the Fund until the Member requests to have it sent to the Member or the non-interest bearing, non-transferrable promissory note issued by the Feeder Fund indicating a promise to pay the Member the requisite number of Master Fund Units.  Aside from that, the various delayed payment and “hold-back” terms described for the cash repurchase will not apply to the exchange of Units for Master Fund Units (although they would apply to any cash component of a tender). In consideration for being generally exempt from those terms, a Member tendering Units in exchange for Master Fund Units agrees to pay on demand any amount owed to the Feeder Fund as a result of a subsequent downward adjustment of the Feeder Fund’s net asset value as of the Repurchase Date in accordance with the terms of the Feeder Fund’s net asset value adjustment procedures (which generally limit adjustments to within 120 calendar days of the Repurchase Date).  At the option of the Feeder Fund, repayment can be effected by automatically enrolling the Member in the Master Fund’s next regular cash tender offer to tender that limited portion of the Member’s Master Fund Units needed to fund the amount due to the Feeder Fund, with cash proceeds paid directly to the Feeder Fund.

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The amount that a tendering Member may expect to receive in repurchase proceeds will be the net asset value of the Member’s Units repurchased by the Feeder Fund determined on the Repurchase Date, less the applicable Early Repurchase Fee (again, any Early Repurchase Fee will be waived for such repurchased Units).  The payment amount is calculated by reference to the net asset value of the Feeder Fund’s assets (based in part on oral or written estimates of the value of the Master Fund’s investments received from Underlying Funds) as of the Repurchase Date, after giving effect to all allocations to be made as of that date to the Member’s Units.  An estimated net asset value may not reflect final net asset values as of the Repurchase Date calculated by the Underlying Funds.

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Members tendering Units for repurchase will have to decide whether to tender Units without the benefit of having current information regarding the value of the Units.  In addition, there may be a substantial period of time between the Repurchase Date and the date when one can expect to receive payment of cash repurchase proceeds from the Feeder Fund.  Members whose Units are repurchased will bear the risk that the Feeder Fund’s net asset value may fluctuate significantly between the date of the Offer Acceptance Deadline and the Repurchase Date.

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The Offer is being made to all Members of the Feeder Fund and is not conditioned on any minimum number of Units being tendered.  Payment for Units repurchased for cash may require the Master Fund to liquidate portfolio holdings in Underlying Funds earlier than otherwise planned, potentially resulting in losses, and may increase the Master Fund’s portfolio turnover.  The Master Fund may maintain cash or borrow money to pay repurchase proceeds, which would (indirectly) increase the Feeder Fund’s operating expenses and could adversely impact the ability of the Master Fund to achieve its investment objective.  Master Fund Units to be exchanged for Units tendered under this Offer are those held on the balance sheet of the Feeder Fund in the ordinary course of its operations.

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If in this Offer, Members tender for repurchase more than the number of Units available for repurchase on the Repurchase Date, the Feeder Fund may, in the Board’s sole and absolute discretion, either: (i) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);  (ii) increase the outstanding Units that the Feeder Fund is offering to purchase by up to two percent (2%) on the Repurchase Date; (iii) extend the Offer, if necessary, and increase the amount of Units that the Feeder Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (iv) accept a portion of the Units tendered prior to or on the Repurchase Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units.  These terms may be applied separately to the cash and exchange components of the Offer.

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Tendered Units may be withdrawn by the selling Member at any time before the applicable Offer Acceptance Deadline.  After the applicable Offer Acceptance Deadline, Members may withdraw tendered Units as permitted by the Feeder Fund in its discretion at any time prior to the Repurchase Date or as otherwise permitted by law.

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If a Member would like the Feeder Fund to purchase all of the Member’s Units or any portion of the Member’s Units, whether for cash or in exchange for Master Fund Units, it should complete, sign and either (i) deliver the applicable Letter(s) of Transmittal to the Bank of New York Mellon, the administrator (the “Administrator”) at the following address:

POST OFFICE BOX ADDRESS: Ironwood Multi-Strategy Fund LLC c/o BNY Mellon TA Alternative Investment Funds P.O. Box 9687 Providence, RI 02940-9973	OVERNIGHT ADDRESS: Ironwood Multi-Strategy Fund LLC c/o BNY Mellon TA Alternative Investment Funds 4400 Computer Drive Westborough, MA 01581

or (ii) e-mail the applicable Letter(s) of Transmittal to Ironwoodtenders@bnymellon.com, so that it is received before (x) 11:59 p.m., Eastern Daylight Time, on September 27, 2017 in the case of tenders for cash and (y) 11:59 p.m., Eastern Daylight Time on December 15, 2017 in the case of tenders for Master Fund Units.  THE FEEDER FUND RECOMMENDS THAT TENDERING MEMBERS CALL THE ADMINISTRATOR AT (888) 999-2678 TO CONFIRM RECEIPT OF THE COMPLETED AND EXECUTED LETTER(S) OF TRANSMITTAL.  The value of the Units is expected to change between July 31, 2017 (the last time prior to the date of this filing as of which the Feeder Fund’s net asset value was calculated) and the Repurchase Date, the date as of which the value of the Units being purchased will be determined.  Members desiring to obtain the estimated net asset value of their Units may contact Ironwood at (415) 777-2400 or at the address listed on the first page of the Letters of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Daylight Time).

Please note that the Feeder Fund may suspend or postpone the Offer in limited circumstances by a vote of a majority of the Board, including a majority of the Independent Directors.  Although the Offer is scheduled to expire on September 27, 2017 in the case of tenders for cash and December 15, 2017 in the case of tenders for Master Fund Units, a Member that tenders all of its Units will remain a Member of the Feeder Fund through the Repurchase Date, when the net asset value of the Member’s Units is calculated.  Suspension or postponement might apply to either the cash or exchange component of the Offer or both.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

The Offer serves two purposes.  Repurchasing Units for cash provides liquidity to Members that hold Units, as contemplated by and in accordance with the procedures set out in the Prospectus and LLC Agreement.  Allowing exchanges of Units for Master Fund Units provides a relatively efficient means for Members to transfer from the Feeder Fund to the Master Fund without having to receive and reinvest cash, which would require the Master Fund to sell assets to fund the transfer.  In addition, the demand for these kinds of transfers could increase in the near term, in part as a result of new rules targeting the wealth management industry and associated with the U.S. Department of Labor’s so-called “fiduciary rule.” The Fiduciary Rule was originally set to become applicable to financial services organizations on April 10, 2017.  However, implementation is now delayed, with phased effective dates through July 1, 2019. The Prospectus and the LLC Agreement provide that the Board has the sole and absolute discretion to determine whether it will cause the Feeder Fund to offer to repurchase Member’s Units pursuant to a tender offer to repurchase.

Because there is no established trading market for the Units and any transfer of Units is strictly limited by the terms of the Prospectus and the LLC Agreement, the Board has determined to cause the Feeder Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Prospectus and the LLC Agreement and the recommendations of Ironwood.

Payment for Units repurchased for cash may require the Master Fund to liquidate portfolio holdings in Underlying Funds earlier than otherwise planned, potentially resulting in losses, and may increase the Master Fund’s portfolio turnover.   Also, the Master Fund may maintain cash or borrow money to pay repurchase proceeds, which would (indirectly) increase the Feeder Fund’s operating expenses and could adversely impact the ability of the Master Fund to achieve its investment objective.

The repurchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Feeder Fund of Members that do not tender Units.  Members that retain their Units may be subject to increased risks that may possibly result from the reduction in the Feeder Fund’s aggregate exposure to the Underlying Funds resulting from payment for the Units tendered.  These risks include the potential for greater volatility due to decreased diversification of the Master Fund’s investments in the Underlying Funds.  The Feeder Fund believes, however, that this result is unlikely given the nature of the Master Fund’s investment program.

Although the Offer is scheduled to expire on September 27, 2017 in the case of tenders for cash and 11:59 p.m., Eastern Daylight Time on December 15, 2017 in the case of tenders for Master Fund Units, a Member that tenders all of its Units will remain a Member of the Feeder Fund through the Repurchase Date, when the net asset value of the Member’s Units is calculated.

3.	OFFER TO PURCHASE AND PRICE.

The Feeder Fund will, on the terms and subject to the conditions of this Offer, purchase an amount of Units as of the Repurchase Date from Members as if they were members of the Master Fund and subject to the Master Fund Offer.  Units tendered in exchange for Master Fund Units are not subject to the offering size limitation in the Master Fund Offer, but are subject to a separate limitation (i.e., up to 20% of Units outstanding on the Repurchase Date).  The Feeder Fund will repurchase Units that Members have tendered for cash by 11:59 p.m., Eastern Daylight Time, on September 27, 2017. The Feeder Fund will repurchase Units that Members have tendered in exchange for Master Fund Units by 11:59 p.m., Eastern Daylight Time on December 15, 2017.  Proceeds of the Units tendered for repurchase pursuant to this Offer will be payable as set out in Section 6.

4.	AMOUNT OF TENDER.

A Member may tender all of its Units or a portion of its Units; however, a Member who tenders some, but not all, of its Units as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000. Members that tender in exchange for Master Fund Units must do so with respect to all of their Units that are not tendered for cash.   The Feeder Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

If, in this Offer, Members tender for repurchase more than the number of Units of the Feeder Fund available for repurchase on the Repurchase Date, the Feeder Fund may, in the Board’s sole and absolute discretion, either: (i) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Exchange Act;  (ii) increase the outstanding Units that the Feeder Fund is offering to purchase by up to two percent (2%) on the Repurchase Date; (iii) extend the Offer, if necessary, and increase the amount of Units that the Feeder Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (iv) accept a portion of the Units tendered prior to or on the Repurchase Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units.  In the event of a split tender, any portion of the cash tender that is not accepted in full by the Feeder Fund will be settled in Master Fund Units.  To the extent the Offer is oversubscribed in respect of both cash tenders and tenders in exchange for Master Fund Units, adjustments to each component will be addressed on an equitable basis, generally by considering each component separately.

5.	PROCEDURE FOR TENDERS.

Members wishing to tender Units pursuant to the Offer should respond to the Feeder Fund with an Offer Acceptance by completing, executing and delivering the applicable Letter(s) of Transmittal to Bank of New York Mellon.  The completed and executed Letter(s) of Transmittal must be received by Bank of New York Mellon no later than 11:59 p.m., Eastern Daylight Time, on September 27, 2017 in the case of tenders for cash and at 11:59 p.m., Eastern Daylight Time, on December 15, 2017 in the case of tenders for Master Fund Units.  The Feeder Fund recommends that all documents be submitted by certified mail, return receipt requested, or by e‑mail transmission.  The Feeder Fund recommends that tendering Members call Ironwood’s administrator at (888) 999-2678 to confirm receipt of the completed and executed Letter(s) of Transmittal.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Feeder Fund, in its sole discretion, and such determination will be final and binding. The Feeder Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Feeder Fund, be unlawful. The Feeder Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular Member and the Feeder Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Feeder Fund will determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Feeder Fund, Ironwood, or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Feeder Fund will be deemed to have accepted (and thereby purchased) Units that are tendered if and when it gives written notice to the tendering Members of its election to purchase such Units.  Notwithstanding the foregoing, a tendering Member who sent the Letter(s) of Transmittal via e-mail should contact Ironwood if the Member has not received confirmation of receipt following transmittal.

The value of the Units tendered to the Feeder Fund for cash repurchase will be the net asset value as of the close of business on the Repurchase Date, less the applicable Early Repurchase Fee due to the Feeder Fund in connection with any repurchase.  Units exchanged for Master Fund Units will be exchanged on the basis of their relative net asset value as of the Repurchase Date, meaning that a Member tendering Units in exchange for Master Fund Units will receive Master Fund Units equal in value to the Member’s Units repurchased by the Feeder Fund as of the Repurchase Date (please note that while the value will be the same, the number of Master Fund Units that a Member will receive will differ from the number of repurchased Units).

Members who tender for a cash repurchase less than 95% of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of such Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee.  Promptly after the Repurchase Date, each tendering Member will be given a letter confirming acceptance of the tender with its promissory note held at the Fund until the Member requests to have it sent to them. The Member can request to be sent its non-interest bearing, non-transferable note, which is issued by the Feeder Fund and entitles the Member to be paid an amount equal to 100% of the unaudited net asset value of the Member’s repurchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less the applicable Early Repurchase Fee.  The note will entitle the Member to be paid on the Payment Date (a day within 30 calendar days after the Repurchase Date).

Members who tender for a cash repurchase 95% or more of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of their Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee.  Payment will be in the form of: (i) cash or a non-interest bearing, non-transferrable promissory note issued by the Feeder Fund in an amount equal to the Initial Payment, which will be paid on or prior to the Payment Date; and (ii) a non-interest bearing, non-transferable promissory note issued by the Feeder Fund entitling the Member to up to the Subsequent Payment (as adjusted (if at all) in accordance with the next paragraph).

For a cash repurchase, following the later of: (i) 120 calendar days after the Repurchase Date; or (ii) any longer period the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment may be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less any applicable Early Repurchase Fee.  That Subsequent Payment (adjusted as needed) will then be paid to the Member.  The Board in its discretion, but giving due regard to the interests of the remaining Members, may determine to make payment in satisfaction of a repurchase at earlier dates than those otherwise listed here.

In settling a cash repurchase, the Board in its discretion may pay repurchase proceeds, in whole or in part, in underlying securities to be obtained from the Master Fund’s investment portfolio of equivalent value to the repurchase proceeds owed.  The Feeder Fund does not expect that it will distribute securities as payment for repurchased Units except in unusual circumstances, such as in the unlikely event that: (i) making a cash payment would result in a material adverse effect on the Feeder Fund or on Members not requesting that their Units be repurchased; or (ii) the Master Fund has received distributions from Underlying Funds in the form of securities that are able to be transferred to the Members.  In the event that the Feeder Fund makes a distribution of underlying securities as payment for Units, Members will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of the securities.

As noted previously, a Member tendering Units in exchange for Master Fund Units will receive Master Fund Units valued as of the Repurchase Date in an amount equal to the value of the Member’s Units repurchased by the Feeder Fund as of the same date.  The payment of Master Fund Units to the Member will occur promptly upon confirmation of the relative net asset values of the Units and the Master Fund Units, which is expected to be in January 2018.  Between the Repurchase Date and such payment date, the Member will hold a letter confirming acceptance of the tender with its promissory note held at the Fund until the Member requests to have it sent to the Member or a non-interest bearing, non-transferrable promissory note issued by the Feeder Fund indicating a promise to pay the Member the requisite number of Master Fund Units.

Aside from that, the various delayed payment and “hold-back” terms described for the cash repurchase will not apply to the exchange of Units for Master Fund Units (although they would apply to any cash component of a tender). In consideration for being generally exempt from those terms, a Member tendering Units in exchange for Master Fund Units agrees to pay on demand any amount owed to the Feeder Fund as a result of a subsequent downward adjustment of the Feeder Fund’s net asset value as of the Repurchase Date in accordance with the terms of the Feeder Fund’s net asset value adjustment procedures (which generally limit adjustments to within 120 calendar days of the Repurchase Date).  At the option of the Feeder Fund, repayment can be effected by automatically enrolling the Member in the Master Fund’s next regular cash tender offer to tender that limited portion of the Member’s Master Fund Units needed to fund the amount due to the Feeder Fund, with cash proceeds paid directly to the Feeder Fund.  In the event of a split tender (i.e., a tender made in part for cash and in part for Master Fund Units), the amount tendered for cash will be processed in accordance with the terms and procedures for cash tenders and the amount tendered for Master Fund Units will be processed in accordance with the terms and procedures for an exchange of Units.

7.	CERTAIN CONDITIONS OF THE OFFER.

A Member may tender all its Units or a portion of its Units; however, a Member who tenders some, but not all, of the Member’s Units as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000.  Members that tender in exchange for Master Fund Units must do so with respect to all of their Units that are not tendered for cash.  The Feeder Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

In addition, the Feeder Fund may suspend or postpone this Offer in limited circumstances and only by a vote of a majority of the Board, including a majority of the Independent Directors.  These circumstances may include the following: (i) a period during which an emergency exists as a result of which it is not reasonably practicable for the Feeder Fund to liquidate securities it owns or to determine the value of the Feeder Fund’s net assets; (ii) for any other periods that the SEC permits by order; or (iii) other unusual circumstances as the Board determines, in compliance with applicable laws, it is in the best interest of the Feeder Fund, the Master Fund, the Members or the members of the Master Fund to suspend or postpone the Offer.  Suspension or postponement might apply to either the cash or exchange component of the Offer or both.

8.	CERTAIN INFORMATION ABOUT THE FEEDER FUND.

The name of Feeder Fund is “Ironwood Multi-Strategy Fund LLC.”  The Feeder Fund’s principal executive office is located at One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105 and its telephone number is (415) 777-2400.  The Feeder Fund’s investment objective is capital appreciation with limited variability of returns.  The Feeder Fund attempts to achieve this objective by investing substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in the Master Fund, which is a Delaware limited liability company registered under the 1940 Act as a closed-end, non-diversified management investment company.

The Master Fund attempts to achieve its investment objective by allocating capital among a number of pooled entities (each, an “Underlying Fund” and collectively, the “Underlying Funds”), each managed by an independent investment adviser pursuant to relative value investment strategies or other techniques and subject to various risks.

Ironwood, an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended, serves as investment adviser to the Feeder Fund and the Master Fund.  The principal executive office of Ironwood is located at One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105 and its telephone number is (415) 777-2400.

The directors of the Feeder Fund’s Board (each, a “Director”) are Richard Meadows, M. Kelley Price, David Sung and Jonathan Gans.  The officers of the Feeder Fund (each, an “Officer”) are Jonathan Gans (Chief Executive Officer and President), Martha Boero (Treasurer), Alison Sanger (Chief Compliance Officer) and Laurie Chatoff (Secretary). Their address is c/o Ironwood Multi-Strategy Fund LLC, One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105.

None of the Feeder Fund, the Master Fund, Ironwood or the Board or any person controlling the Feeder Fund, the Master Fund or Ironwood has any plans or proposals that relate to or would result in:

(1)	an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Feeder Fund;

(2)
any purchase, sale or transfer of a material amount of assets of the Feeder Fund (other than as the Board determines may be necessary or appropriate to fund any portion of the purchase price for Units acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Master Fund);

(3)	any material change in the present distribution policy or indebtedness or capitalization of the Feeder Fund;

(4)
any change in the present Board or in the management of the Feeder Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board, or to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer;

(5)
any other material change in the Feeder Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act;

(6)
the acquisition by any person of additional Units (other than the Feeder Fund’s intention to accept subscriptions for Units from time to time in the discretion of the Board), or the disposition of Units (other than through periodic tender offer to repurchase as described in Section 2 above, including the Offer); or

(7)	any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Feeder Fund.

9.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of certain U.S. federal income tax considerations applicable to the repurchase of Units by the Feeder Fund for cash or in exchange for Master Fund Units pursuant to the Offer. This summary does not purport to be a complete description of the income tax considerations applicable to such purchase.  This summary assumes that Members hold Units as capital assets (generally, property held for investment). The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this Offer and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. The Feeder Fund has neither sought nor will seek any ruling from the Internal Revenue Service, or “IRS,” regarding this Offer. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those described herein. This summary does not discuss any aspects of foreign, state or local tax.  Each Member should consult its own tax advisor regarding the tax consequences to such Member of participating (or not participating) in the Offer.

The sale of Units pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange” or, under certain circumstances, as a “dividend.”  In general, under Section 302 of the Code, a redemption of Units pursuant to the Offer should be treated as a sale or exchange of Units by a Member if the redemption: (i) is “substantially disproportionate” with respect to the Member; (ii) results in a “complete redemption” of the Member’s interest; or (iii) is “not essentially equivalent to a dividend” with respect to the Member.  In determining whether any of these tests has been met, a Member’s Units are generally deemed to include Units considered to be owned by the Member by reason of certain constructive ownership rules set forth in Section 318 of the Code.  A “substantially disproportionate” redemption generally requires a reduction of more than 20% in the Member’s proportionate interest in the Feeder Fund after all repurchases of Units from all Members pursuant to the Offer are taken into account.  A “complete redemption” of a Member’s interest generally requires that all Units of the Feeder Fund owned by the Member be disposed of.  A redemption “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Member’s proportionate interest in the Feeder Fund, which should be the case if the Member has a minimal interest in the Feeder Fund, exercises no control over Feeder Fund affairs and experiences a reduction in its proportionate interest in the Feeder Fund.

If the sale of a Member’s Units meets any of the tests for “sale or exchange” treatment, the Member will recognize gain or loss equal to the difference between the amount of cash and the fair market value of the Master Fund Units received pursuant to the Offer and the tax basis of the Units sold.  Such gain or loss will be a capital gain or loss if the Units sold have been held by the Member as a capital asset.  In general, capital gain or loss with respect to Units sold will be long-term capital gain or loss if the holding period for Units is more than one year.  The maximum long-term capital gains rate currently applicable to such a sale of Units by an individual is 20% plus a 3.8% Medicare contribution tax for individuals whose adjusted gross income exceeds certain thresholds.  Any loss upon the sale or exchange of Units held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the Member.  The deductibility of capital losses is subject to statutory limitations. Additionally, any loss realized on a disposition of Units may be disallowed under “wash sale” rules to the extent the repurchased Units are replaced with other Units within a period of 61 days beginning 30 days before and ending 30 days after the Units are repurchased by the Feeder Fund.  If disallowed, the loss will be reflected in an upward adjustment to the basis of the Units acquired.  A Member’s tax basis in the Master Fund Units received in the Offer in a “sale or exchange” will equal the Member’s cost of acquiring such Master Fund Units, and the holding period of such Master Fund Units will begin on the day after the “sale or exchange.”  Members should consult the prospectus for the Master Fund that accompanies this Offer and their own tax advisors to obtain more information regarding the tax consequences of owning Master Fund Units received in a sale or exchange.

Upon a sale or exchange of Units, the Feeder Fund will report the gross proceeds and, for Units acquired on or after January 1, 2012, cost basis to the Member and the IRS.  The cost basis will be calculated using the Feeder Fund’s default method of first-in, first-out, unless the Member has instructed the Feeder Fund in writing to use a different calculation method permitted by the IRS, including average cost or specific Unit lot identification.  The cost basis method elected by the Member (or the cost basis method applied by default) for each disposition of Units may not be changed after the settlement date of each such disposition of Units.  If a Member holds the Units through a broker (or other nominee), the Member should contact that broker (or nominee) with respect to the reporting of cost basis and elections available for the Member’s account. The Member should consult with its tax advisor to determine the best IRS-accepted cost basis method for its tax situation and to obtain more information about how the cost basis reporting law applies to the Member.

If none of the Section 302 tests described above is met, a Member that participates in the Offer may be treated as having received a distribution on its Units that is, in whole or in part, a dividend, return of capital or capital gain, depending on: (i) whether there are sufficient undistributed earnings and profits to support a dividend; and (ii) the Member’s tax basis in the Units.  The tax basis remaining in the Units tendered to the Feeder Fund after any return of capital will be transferred to any remaining Units held by the Member in the Feeder Fund.   Generally, if a Member receives Master Fund Units as a distribution, such Member’s tax basis in the Master Fund Units will equal the fair market value of such Master Fund Units, and the holding period of such Master Fund Units will begin on the day after the distribution.  Members should consult the prospectus for the Master Fund that accompanies this Offer and their own tax advisors to obtain more information regarding the tax consequences of owning Master Fund Units received in a distribution.

The gross proceeds paid to a Member or other payee pursuant to the Offer will be subject to backup withholding tax unless either:

(1)
the Member has provided the Member’s taxpayer identification number or social security number on IRS Form W-9 or its equivalent, and certifies under penalty of perjury: (i) that the number is correct, and (ii) either that (A) the Member is exempt from backup withholding, (B) the Member is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends or (C) the IRS has notified the Member that the Member is no longer subject to backup withholding; or

(2)	an exception applies under applicable law and Treasury regulations.

Non-U.S. Members may be required to provide the applicable withholding agent with a completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), in order to avoid backup withholding on the gross proceeds received pursuant to the Offer.  Any amounts withheld as backup withholding tax may be credited or refunded against a Member’s U.S. federal income tax liability, if any, provided that the required information is properly furnished to the IRS.

Unless a reduced rate of withholding or a withholding exemption is available under the Code or an applicable income tax treaty, a Member that is a nonresident alien or a foreign entity may be subject to a 30% U.S. withholding tax on the gross proceeds received by such Member, if the proceeds are treated as a “dividend” under the rules described above. A non-U.S. Member will generally not be subject to U.S. withholding tax or U.S. federal income tax on the gross proceeds received pursuant to the Offer if “sale or exchange” treatment applies. Different tax consequences may result if the non-U.S. Member (i) is engaged in a U.S. trade or business, (ii) in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or (iii) is, or holds its interest in the Feeder Fund through, a foreign entity that fails to satisfy certain certification and reporting requirements regarding its owners and accountholders. Non-U.S. Members should consult their tax advisors regarding application of these withholding rules.

10.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction.  The Feeder Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.

However, the Feeder Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Feeder Fund believes such exclusion is permissible under applicable laws and regulations, provided the Feeder Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Feeder Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer.  A free copy of such statement may be obtained by contacting Bank of New York Mellon at the address and telephone number set out on the first page of the Letters of Transmittal or from the SEC’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.